================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                   -----------
                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b) AND (c) AND AMENDMENTS THERETO FILED
                              PURSUANT to 13d-2(b)

                           (Amendment No.__________)*


                         Florida East Coast Industries
             ------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
             ------------------------------------------------------
                         (Title of Class of Securities)


                                    340632108
             ------------------------------------------------------
                                 (CUSIP Number)


                                  -----------





--------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

================================================================================

CUSIP No. 340632108                    13G                   Page 2 of 21 Pages

--------------------------------------------------------------------------------
(1)    NAMES OF REPORTING PERSONS

       Alfred I. duPont Testamentary Trust

       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       59-0226560
--------------------------------------------------------------------------------
(2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  | |
                                                             (b)  |X|
--------------------------------------------------------------------------------
(3)    SEC USE ONLY


--------------------------------------------------------------------------------
(4)    CITIZENSHIP OR PLACE OF ORGANIZATION

       Florida (United States)
--------------------------------------------------------------------------------
                          (5)    SOLE VOTING POWER
                                 0
                          ------------------------------------------------------
    NUMBER OF SHARES      (6)    SHARED VOTING POWER
   BENEFICIALLY OWNED            5,359,283
         BY EACH          ------------------------------------------------------
    REPORTING PERSON      (7)    SOLE DISPOSITIVE POWER
           WITH                  0
                          ------------------------------------------------------
                          (8)    SHARED DISPOSITIVE POWER
                                 5,359,283
--------------------------------------------------------------------------------
(9)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       5,359,283
--------------------------------------------------------------------------------
(10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             | |

--------------------------------------------------------------------------------
(11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       59.1%
--------------------------------------------------------------------------------
(12)   TYPE OF REPORTING PERSON*

       00
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 340632108                    13G                  Page 3 of 21 Pages

--------------------------------------------------------------------------------
(1)    NAMES OF REPORTING PERSONS

       The Nemours Foundation

       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


--------------------------------------------------------------------------------
(2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  | |
                                                             (b)  |X|
--------------------------------------------------------------------------------
(3)    SEC USE ONLY


--------------------------------------------------------------------------------
(4)    CITIZENSHIP OR PLACE OF ORGANIZATION

       Florida (United States)
--------------------------------------------------------------------------------
                          (5)    SOLE VOTING POWER
                                 450,224
                          ------------------------------------------------------
    NUMBER OF SHARES      (6)    SHARED VOTING POWER
   BENEFICIALLY OWNED            5,359,283
         BY EACH          ------------------------------------------------------
    REPORTING PERSON      (7)    SOLE DISPOSITIVE POWER
           WITH                  450,224
                          ------------------------------------------------------
                          (8)    SHARED DISPOSITIVE POWER
                                 5,359,283
--------------------------------------------------------------------------------
(9)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       5,359,283
--------------------------------------------------------------------------------
(10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             | |

--------------------------------------------------------------------------------
(11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       59.1%
--------------------------------------------------------------------------------
(12)   TYPE OF REPORTING PERSON*

       00
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 340632108                    13G                  Page 4 of 21 Pages

--------------------------------------------------------------------------------
(1)    NAMES OF REPORTING PERSONS

       Winfred L. Thornton

       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


--------------------------------------------------------------------------------
(2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  | |
                                                             (b)  |X|
--------------------------------------------------------------------------------
(3)    SEC USE ONLY


--------------------------------------------------------------------------------
(4)    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                          (5)    SOLE VOTING POWER
                                 5,955
                          ------------------------------------------------------
    NUMBER OF SHARES      (6)    SHARED VOTING POWER
   BENEFICIALLY OWNED            5,359,283
         BY EACH          ------------------------------------------------------
    REPORTING PERSON      (7)    SOLE DISPOSITIVE POWER
           WITH                  5,955
                          ------------------------------------------------------
                          (8)    SHARED DISPOSITIVE POWER
                                 5,359,283
--------------------------------------------------------------------------------
(9)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       5,359,283
--------------------------------------------------------------------------------
(10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             | |

--------------------------------------------------------------------------------
(11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       59.1%
--------------------------------------------------------------------------------
(12)   TYPE OF REPORTING PERSON*

       IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 340632108                    13G                  Page 5 of 21 Pages

--------------------------------------------------------------------------------
(1)    NAMES OF REPORTING PERSONS

       Jacob C. Belin

       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


--------------------------------------------------------------------------------
(2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  | |
                                                             (b)  |X|
--------------------------------------------------------------------------------
(3)    SEC USE ONLY


--------------------------------------------------------------------------------
(4)    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                          (5)    SOLE VOTING POWER
                                 800
                          ------------------------------------------------------
    NUMBER OF SHARES      (6)    SHARED VOTING POWER
   BENEFICIALLY OWNED            5,359,283
         BY EACH          ------------------------------------------------------
    REPORTING PERSON      (7)    SOLE DISPOSITIVE POWER
           WITH                  800
                          ------------------------------------------------------
                          (8)    SHARED DISPOSITIVE POWER
                                 5,359,283
--------------------------------------------------------------------------------
(9)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       5,359,283
--------------------------------------------------------------------------------
(10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             | |

--------------------------------------------------------------------------------
(11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       59.1%
--------------------------------------------------------------------------------
(12)   TYPE OF REPORTING PERSON*

       IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 340632108                    13G                  Page 6 of 21 Pages

--------------------------------------------------------------------------------
(1)    NAMES OF REPORTING PERSONS

       Hugh M. Durden

       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


--------------------------------------------------------------------------------
(2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  | |
                                                             (b)  |X|
--------------------------------------------------------------------------------
(3)    SEC USE ONLY


--------------------------------------------------------------------------------
(4)    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                          (5)    SOLE VOTING POWER
                                 0
                          ------------------------------------------------------
    NUMBER OF SHARES      (6)    SHARED VOTING POWER
   BENEFICIALLY OWNED            5,359,283
         BY EACH          ------------------------------------------------------
    REPORTING PERSON      (7)    SOLE DISPOSITIVE POWER
           WITH                  0
                          ------------------------------------------------------
                          (8)    SHARED DISPOSITIVE POWER
                                 5,359,283
--------------------------------------------------------------------------------
(9)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       5,359,283
--------------------------------------------------------------------------------
(10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             | |

--------------------------------------------------------------------------------
(11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       59.1%
--------------------------------------------------------------------------------
(12)   TYPE OF REPORTING PERSON*

       IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 340632108                    13G                  Page 7 of 21 Pages

--------------------------------------------------------------------------------
(1)    NAMES OF REPORTING PERSONS

       John F. Porter III

       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


--------------------------------------------------------------------------------
(2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  | |
                                                             (b)  |X|
--------------------------------------------------------------------------------
(3)    SEC USE ONLY


--------------------------------------------------------------------------------
(4)    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                          (5)    SOLE VOTING POWER
                                 0
                          ------------------------------------------------------
    NUMBER OF SHARES      (6)    SHARED VOTING POWER
   BENEFICIALLY OWNED            5,359,283
         BY EACH          ------------------------------------------------------
    REPORTING PERSON      (7)    SOLE DISPOSITIVE POWER
           WITH                  0
                          ------------------------------------------------------
                          (8)    SHARED DISPOSITIVE POWER
                                 5,359,283
--------------------------------------------------------------------------------
(9)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       5,359,283
--------------------------------------------------------------------------------
(10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             | |

--------------------------------------------------------------------------------
(11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       59.1%
--------------------------------------------------------------------------------
(12)   TYPE OF REPORTING PERSON*

       IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 340632108                    13G                  Page 8 of 21 Pages

--------------------------------------------------------------------------------
(1)    NAMES OF REPORTING PERSONS

       Herbert H. Peyton

       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


--------------------------------------------------------------------------------
(2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  | |
                                                             (b)  |X|
--------------------------------------------------------------------------------
(3)    SEC USE ONLY


--------------------------------------------------------------------------------
(4)    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                          (5)    SOLE VOTING POWER
                                 0
                          ------------------------------------------------------
    NUMBER OF SHARES      (6)    SHARED VOTING POWER
   BENEFICIALLY OWNED            5,359,283
         BY EACH          ------------------------------------------------------
    REPORTING PERSON      (7)    SOLE DISPOSITIVE POWER
           WITH                  0
                          ------------------------------------------------------
                          (8)    SHARED DISPOSITIVE POWER
                                 5,359,283
--------------------------------------------------------------------------------
(9)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       5,359,283
--------------------------------------------------------------------------------
(10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             | |

--------------------------------------------------------------------------------
(11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       59.1%
--------------------------------------------------------------------------------
(12)   TYPE OF REPORTING PERSON*

       IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 340632108                    13G                   Page 9 of 21 Pages

Item 1(a).        Name of Issuer:

                  Florida East Coast Industries

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  One Malaga Street, St. Augustine, FL  32085

Item 2(a).        Name of Person Filing:

                  See Item 1 on pages 2 through 9

Item 2(b).        Address of Principal Business Office or, if None, Residence:

                  1650 Prudential Drive, Suite 300, Jacksonville, Fl 32207

Item 2(c).        Citizenship:

                  See Item 4 on pages 2 through 9

Item 2(d).        Title of Class of Securities:

                  Common Stock

Item 2(e).        CUSIP Number:

                  340632108

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

            (a) | | Broker or dealer registered under Section 15 of the Act,

            (b) | | Bank as defined in Section 3(a)(6) of the Act,

            (c) | | Insurance Company as defined in Section 3(a)(19) of the
                    Act,

            (d) | | Investment Company registered under Section 8 of the
                    Investment Company Act,

            (e) | | Investment Adviser registered under Section 203 of the
                    Investment Advisers Act of 1940,

            (f) | | Employee Benefit Plan, Pension Fund which is subject to
                    the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 13d-1(b)(1)(ii)(F),

            (g) | | Parent Holding Company, in accordance with Rule
                    13d-1(b)(ii)(G); see Item 7,

            (h) | | Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

CUSIP No. 340632108                    13G                  Page 10 of 21 Pages

Item 4.     Ownership.

         If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1 (b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

            (a)  Amount beneficially owned:
                 See Item 9 on pages 2 through 9

            (b)  Percent of Class:
                 See Item 11 on pages 2 through 9

            (c)  Number of shares as to which such person has:

                 (i)   Sole power to vote or to direct the vote
                       See Item 5 on pages 2 through 9

                 (ii)  Shared power to vote or to direct the vote
                       See Item 6 on pages 2 through 9

                 (iii) Sole power to dispose or to direct the disposition of
                       See Item 7 on pages 2 through 9

                 (iv) Shared power to dispose or to direct the disposition of See Item 8 on pages 2 through 9

                     Instruction. For computations regarding securities which represent a right to acquire and underlying security, see Rule 13d-3(d)(1).

Item 5.     Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following / /.

                     Instruction. Dissolution of a group require a response to this item.

Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.

         If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of an employee benefit plan, pension fund or endowment fund is not required.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         If a parent holding company has filed this schedule, pursuant to Rule 13d-1(b)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company has filed this schedule pursuant to Rule 13d-1(c), attach an exhibit stating the identification of the relevant subsidiary.

Item 8.     Identification and Classification of Members of the Group.

         If a group has filed this schedule pursuant to Rule 13d-1(b)(ii)(H), so indicate under Item 3(h) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to Rule 13d-1(c), attach an exhibit stating the identity of each member of the group.

                            See attached Exhibit A.

Item 9.     Notice of Dissolution of Group.

         Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

Item 10.    Certification.

         The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

            "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect."

CUSIP No. 340632108                    13G                  Page 11 of 21 Pages

                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I/we certify that the information set forth in this statement is true, complete and correct.


                                                          February 13, 1998
                                                     ---------------------------
                                                                (Date)

                                                       /s/ Winfred L. Thornton
                                                     ---------------------------
                                                              (Signature)

                                                          Winfred L. Thornton
                                                     ---------------------------
                                                                (Name)

CUSIP No. 340632108                    13G                  Page 12 of 21 Pages

                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I/we certify that the information set forth in this statement is true, complete and correct.


                                                          February 13, 1998
                                                     ---------------------------
                                                                (Date)

                                                         /s/ Jacob C. Belin
                                                     ---------------------------
                                                              (Signature)

                                                            Jacob C. Belin
                                                     ---------------------------
                                                                (Name)

CUSIP No. 340632108                    13G                  Page 13 of 21 Pages



                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I/we certify that the information set forth in this statement is true, complete and correct.


                                                          February 13, 1998
                                                     ---------------------------
                                                                (Date)

                                                     /s/ William T. Thompson III
                                                     ---------------------------
                                                              (Signature)

                                                       William T. Thompson III
                                                     ---------------------------
                                                                (Name)

CUSIP No. 340632108                    13G                  Page 14 of 21 Pages

                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I/we certify that the information set forth in this statement is true, complete and correct.


                                                          February 13, 1998
                                                     ---------------------------
                                                                (Date)

                                                          /s/ Hugh M. Durden
                                                     ---------------------------
                                                              (Signature)

                                                             Hugh M. Durden
                                                     ---------------------------
                                                                (Name)

CUSIP No. 340632108                    13G                  Page 15 of 21 Pages


                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I/we certify that the information set forth in this statement is true, complete and correct.


                                                          February 13, 1998
                                                     ---------------------------
                                                                (Date)

                                                       /s/ John F. Porter III
                                                     ---------------------------
                                                              (Signature)

                                                          John F. Porter III
                                                     ---------------------------
                                                                (Name)

CUSIP No. 340632108                    13G                  Page 16 of 21 Pages

                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I/we certify that the information set forth in this statement is true, complete and correct.


                                                     February 13, 1998
                                           -------------------------------------
                                                          (Date)

                                            Alfred I. duPont Testamentary Trust
                                           ------------------------------------
                                                       (Name of Trust)

                                                  /s/ Winfred L. Thornton
                                           ------------------------------------
                                                        (Signature)

                                                    Winfred L. Thornton
                                           ------------------------------------
                                                          (Name)

                                                        Chairman
                                           ------------------------------------
                                                         (Title)

CUSIP No. 340632108                    13G                  Page 17 of 21 Pages

                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I/we certify that the information set forth in this statement is true, complete and correct.


                                                     February 13, 1998
                                           -------------------------------------
                                                          (Date)

                                                   The Nemours Foundation
                                           ------------------------------------
                                                    (Name of Foundation)

                                                   /s/ Jacob C. Belin
                                           ------------------------------------
                                                        (Signature)

                                                     Jacob C. Belin
                                           ------------------------------------
                                                          (Name)

                                                        President
                                           ------------------------------------
                                                         (Title)

CUSIP No. 340632108                    13G                  Page 18 of 21 Pages

                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I/we certify that the information set forth in this statement is true, complete and correct.


                                                     February 13, 1998
                                           -------------------------------------
                                                          (Date)


                                                   /s/ Herbert H. Peyton
                                           ------------------------------------
                                                        (Signature)

                                                     Herbert H. Peyton
                                           ------------------------------------
                                                          (Name)

CUSIP No. 340632108                    13G                  Page 19 of 21 Pages

                                    EXHIBIT A

                       Members of the Reporting Group(*)


Name/Address                                             Classification

St. Joe Corporation                                      Corporation
1650 Prudential Drive, Suite 300
Jacksonville, FL 32207

Alfred I. duPont Testamentary Trust                      Other-Trust
1650 Prudential Drive, Suite 300
Jacksonville, FL 32207

The Nemours Foundation                                   Other-Foundation
1650 Prudential Drive, Suite 300
Jacksonville, FL 32207

Winfred L. Thornton                                      Individual
1650 Prudential Drive, Suite 300
Jacksonville, FL 32207

William T. Thompson III                                  Individual
1650 Prudential Drive, Suite 300
Jacksonville, FL 32207

Jacob C. Belin                                           Individual
1650 Prudential Drive, Suite 300
Jacksonville, FL 32207

Hugh M. Durden                                           Individual
1650 Prudential Drive, Suite 300
Jacksonville, FL 32207

John F. Porter III                                       Individual
1650 Prudential Drive, Suite 300
Jacksonville, FL 32207

Herbert H. Peyton
1650 Prudential Drive, Suite 300                         Individual
Jacksonville, FL 32207


     *The Alfred I. duPont Testamentary Trust and each of the persons listed above are the Reporting Persons. The Alfred I. duPont Testamentary Trust and each of the persons listed above are filing this Schedule 13G as joint filers and each are considered for purpose of this Schedule 13G to be members of a single group ("Group") within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act"). This Schedule 13G is being filed to report that the Alfred I. duPont Testamentary Trust and each of the persons listed above beneficially own shares of the Florida East Coast Industries ("FECI") as members of the Group, instead of individually, for purpose of complying with the reporting requirements of Section 13(d) of the 1934 Act. 4,902,304 of the shares of FECI reported as being indirectly beneficially owned by the Alfred I. duPont Testamentary Trust and each of the persons listed above are directly owned by the St. Joe Corporation, which is a member of the Group but which is not filing as a joint filer on this Schedule 13G. Each Reporting Person on this Schedule 13G declares, that by filing this
Schedule 13G, such Reporting Person is not admitting beneficial ownership of any shares of FECI directly owned by the St. Joe Corporation and each such Reporting Person disclaims the existence of, and its membership in, any "group" that includes the St. Joe Corporation as a member.

CUSIP No. 340632108                    13G                  Page 20 of 21 Pages

                                    EXHIBIT B

                                Power of Attorney

                      ALFRED I. DUPONT TESTAMENTARY TRUST

                               POWER OF ATTORNEY
                            FOR SCHEDULE 13G FILINGS
                      REPORTING OWNERSHIP OF SHARES OF THE
                         FLORIDA EAST COAST INDUSTRIES


         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Winfred L. Thornton, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all Schedule 13Gs with respect to the ownership of common stock, no par value, of Florida East Coast Industries, and all amendments thereto, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that said attorney-in-fact and agent or his substitutes may lawfully do or cause to be done by virture hereof.


Date: February 12, 1998


                                                        /s/ Jacob C. Belin
                                                  -----------------------------
                                                         Jacob C. Belin


                                                     /s/ Hugh M. Durden III
                                                  -----------------------------
                                                        Hugh M. Durden III


                                                      /s/ John F. Porter III
                                                  -----------------------------
                                                        John F. Porter III


                                                   /s/ William T. Thompson III
                                                  -----------------------------
                                                     William T. Thompson III


                                                   /s/ Herbert H. Peyton
                                                  -----------------------------
                                                      Herbert H. Peyton

CUSIP No. 340632108                    13G                  Page 21 of 21 Pages

                             THE NEMOURS FOUNDATION

                               POWER OF ATTORNEY
                           FOR SCHEDULE 13g FILLINGS
                      REPORTING OWNERSHIP OF SHARES OF THE
                         FLORIDA EAST COAST INDUSTRIES


         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jacob C. Belin, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all Schedule 13Gs with respect to the ownership of common stock, no par value, of Florida East Coast Industries, and all amendments thereto, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.


Date: February 12, 1998



                                                      /s/ Hugh M. Durden III
                                                 ------------------------------
                                                        Hugh M. Durden III


                                                      /s/ John F. Porter III
                                                 ------------------------------
                                                        John F. Porter III


                                                   /s/ William T. Thompson III
                                                 ------------------------------
                                                      William T. Thompson III


                                                     /s/ Winfred L. Thornton
                                                 ------------------------------
                                                       Winfred L. Thornton


                                                     /s/ Herbert H. Peyton
                                                 ------------------------------
                                                        Herbert H. Peyton